EXHIBIT 16.1

MaloneBailey, LLP

9801 Westheimer, Suite 1100

Houston, Texas 77042

April 20, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Michael James Enterprises, Inc. (formerly: BullsnBears.com, Inc.) for the event that occurred on April 20, 2016, and we agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ MaloneBailey, LLP

www.malone-bailey.com